Exhibit 99.1                               Investor    Susie Ter-Jung
                                           Contact:
                                                       Bunge Limited
                                                       1-914-684-3398
                                                       Susie.Ter-Jung@bunge.com

                                           Media       Stewart Lindsay
                                           Contact:
                                                       Bunge Limited
                                                       1-914-684-3369
                                                       Stewart.Lindsay@bunge.com




                        Bunge Completes Tender Offer for
                        Minority Interest in Bunge Brasil

WHITE PLAINS, NY -- September 28, 2004 -- Bunge Limited (NYSE: BG) yesterday completed a tender offer for the outstanding ordinary and preferred shares of Bunge Brasil S.A., the holding company for Bunge's Brazilian operations. As a result of the tender offer, Bunge now owns 98.3 percent of Bunge Brasil, which will be automatically delisted from the Sao Paulo Stock Exchange (BOVESPA).

Minority shareholders tendered 123,831,636 shares -- or 90 percent of the 137,565,296 shares subject to the tender offer -- at a price of R$6.44 (US$ 2.24) per share. Payment for the shares, totaling approximately R$797 million (US$277 million) will be made on September 30, 2004.

Because it now owns more than 95 percent of the total capital of Bunge Brasil, Bunge, in accordance with Brazilian law, has the right to conduct a squeeze-out of the remaining minority shareholders of Bunge Brasil by purchasing, at the tender offer price, all shares not tendered in the offer.

About Bunge

Bunge Limited (http://www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 24,000 employees and locations in 30 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.